Exhibit 99.1

NEWS RELEASE- DRAFT

FOR IMMEDIATE RELEASE	CONTACT:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS
THIRD QUARTER 2006 RESULTS

CORONA, CA — November 7, 2006 — Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported financial results for its third quarter ended September 30, 2006.

Net revenue for the third quarter increased seven percent to $440.5 million, compared to $410.3 million for the third quarter ended September 30, 2005.  Third quarter total net revenue growth was driven by higher product sales in the Company’s Generic division as a result of new products launched since the third quarter of 2005, and was partially offset by lower Brand product sales.

The Company recorded net income for the third quarter of $34.4 million, or $0.31 per diluted share, compared to net income of $39.1 million, or $0.35 per diluted share, for the same period of 2005.  Net income for the third quarter included $4.4 million ($2.8 million, net of tax or $0.02 per diluted share) of facility rationalization costs.

Cash flow from operations was $141.5 million for the third quarter and $337.8 million for the first nine months of 2006.  Cash and marketable securities were $906.8 million as of September 30, 2006.

“Our business continues to generate strong operating cash flow, allowing us to close the Andrx acquisition with lower than expected borrowings and a strong balance sheet going into 2007,” began Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.

 “As we announced on November 6th, we are very pleased with the close of the Andrx acquisition,” continued Dr. Chao.  “Andrx not only strengthens our competitive position in sustained-release technology, but broadens our product portfolio and pipeline. We now have 66 pending abbreviated new drug applications on file with FDA. The addition of Andrx is just one of several strategic initiatives we have undertaken to enhance long term revenue growth, reduce costs and achieve operating efficiencies,” Dr. Chao concluded.

For the nine months ended September 30, 2006, total net revenue increased 11 percent to $1,358.1 million, as compared to $1,227.4 million for the first nine months of 2005.  Net income for the first nine months of 2006 was $44.0 million, or $0.43 per basic and diluted share, as compared to net income of $118.1 million, or $1.02 per diluted share, for the same period of 2005.

Third Quarter 2006 Results

Net Revenues

	Three Months Ended September 30,
($ in millions):	2006	2005	Change
Generic products
Generics	$263.7	$234.1	13%
Generic oral contraceptives	83.9	81.1	3%
Total generic product sales	347.6	315.2	10%
% of product net sales	80%	77%
Brand products
Specialty Products	43.9	46.4	(5)%
Nephrology	41.7	45.2	(8)%
Total brand product sales	85.6	91.6	(7)%
% of product net sales	20%	23%
Total product net sales	433.2	406.8	6%
Other	7.3	3.5	109%
Total net revenues	$440.5	$410.3	7%

	Nine Months Ended September 30,
	2006	2005	Change
Generic products
Generics	$850.0	$680.1	25%
Generic oral contraceptives	238.5	240.8	(1)%
Total generic product sales	1,088.5	920.9	18%
% of product net sales	81%	76%
Brand products
Specialty Products	127.4	164.5	(23)%
Nephrology	129.4	132.3	(2)%
Total brand products	256.8	296.8	(13)%
% of product net sales	19%	24%
Total product net sales	1,345.3	1,217.7	10%
Other	12.8	9.7	31%
Total net revenues	$1,358.1	$1,227.4	11%

Generic product sales for the third quarter increased $32.4 million or 10 percent to $347.6 million, compared to $315.2 million in the prior year period, due to the addition of pravastatin sodium tablets and oxycodone HCl controlled-release tablets C-II.  On a sequential quarter basis, generic product sales decreased $71.8 million or 17 percent from the second quarter 2006, largely due to lower sales of pravastatin sodium, in anticipation of additional competition in late October.

Brand product sales for the third quarter decreased $6.0 million or 7 percent to $85.6 million, compared to $91.6 million in the third quarter of 2005, due to a decline in sales of Ferrlecit® within Watson’s Nephrology franchise and lower pricing on Trelstar™.

Gross Margin

	Three Months Ended
	September 30,
	2006	2005
Overall consolidated gross margin	41.5%	48.6%

Generic product sales	32.4%	40.6%
Brand product sales	73.2%	74.4%
Gross margin on product net sales	40.5%	48.2%

Gross profit was $182.6 million in the third quarter of 2006, compared to $199.5 million for the third quarter of 2005 and $179.5 million in the second quarter 2006.  The decrease in gross profit compared to the prior year period was due primarily to lower generic product pricing from the year ago period.

Overall gross margin was 41.5 percent in the third quarter of 2006 compared to 48.6 percent in the third quarter of 2005 and 35.2 percent in the second quarter 2006.  The addition of pravastatin sodium tablets and oxycodone HCl controlled-release tablets, both distributed generic products with lower gross margins contributed to the year over year decline.  The improvement in gross margin compared to the second quarter 2006 was due to a favorable product mix.

Operating expenses decreased $2.8 million or two percent to $133.3 million in the third quarter.

Generic Research and Development

With the recent addition of Andrx’s generic pipeline, Watson currently has 66 Abbreviated New Drug Applications (ANDAs) on file with the U.S. Food and Drug Administration (FDA).

Brand Research and Development

In Watson’s brand product pipeline, the Company has completed the efficacy portion of its Phase III program for silodosin, a product under development for benign prostatic hyperplasia.  A one-year open label study is underway and is expected to be complete in the second half of 2007.  Additionally, Phase III studies on Watson’s gel formulation of oxybutynin for overactive bladder remain ongoing and the Company remains on target to complete the studies in mid 2007.

2006 Financial Outlook

Watson’s forecasts are based on the Company’s actual results for the first nine months of 2006, management’s current belief about prescription and pricing trends, customer inventory levels and the anticipated timing of future product launches. Watson expects to realize approximately two months of Andrx’s operating results in its full year 2006 results. Due to the timing of the close of the Andrx acquisition on

November 3, 2006, and numerous adjustments anticipated following the close of the transaction, the Company is not prepared to provide a forecast for its full year 2006 results on a combined basis. Excluding revenue anticipated from certain new product launches and the impact of the Andrx acquisition on the Company’s financial results for the fourth quarter, Watson expects its fourth quarter operating results to be similar to third quarter levels.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 5:00 p.m. Eastern Standard Time to discuss 2006 third quarter results, projections for the remainder of 2006 and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 8563225.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Eastern Standard Time, Tuesday, November 14, 2006.  To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watsonpharm.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; successful integration of strategic transactions, including the Company’s March 16, 2006 acquisition of Sekhsaria Chemicals, Ltd. and its November 3, 2006 acquisition of Andrx Corporation; the ability to timely and cost effectively integrate Watson and Andrx’s operations; the ability to recognize the anticipated synergies and benefits of strategic transactions, including the Andrx acquisition; the ability to timely resolve with FDA the pending Official Action Indicated status of the Davie, Florida manufacturing facility; variability of revenue mix between the Company’s Brand and Generic business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2005 and Watson’s Quarterly Report on Form 10-Q for the period ended June 30, 2006.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

The following table presents Watson’s results of operations for the three and nine months ended September 30, 2006 and 2005:

Table 1

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Income

(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		Restated		Restated
Net revenues	$440,493	$410,296	$1,358,082	$1,227,390
Cost of sales (excludes amortization presented below)	257,896	210,809	823,510	628,972
Gross profit	182,597	199,487	534,572	598,418

Operating expenses:
Research and development	29,447	29,840	90,409	90,164
Selling, general and administrative	64,467	65,175	201,991	196,951
Amortization	39,392	41,100	121,593	122,839
Loss on impairment	—	—	66,981	—
Total operating expenses	133,306	136,115	480,974	409,954
Operating income	49,291	63,372	53,598	188,464

Other income (expense):
Earnings (losses) on equity method investments	184	(810)	1,638	(1,685)
Gain on sale of securities	—	—	3,695	—
Loss on early extinguishment of debt	—	—	(525)	—
Interest income	9,601	4,928	22,766	13,580
Interest expense	(3,814)	(4,690)	(10,437)	(11,604)
Other expense	(428)	(450)	(420)	(489)
Total other income, net	5,543	(1,022)	16,717	(198)

Income before income tax provision	54,834	62,350	70,315	188,266
Provision for income taxes	20,453	23,264	26,320	70,118
Net income	$34,381	$39,086	$43,995	$118,148

Diluted earnings per share	$0.31	$0.35	$0.43	$1.02

Diluted weighted average shares outstanding	116,353	118,158	116,356	121,156

The following table presents Watson’s Condensed Consolidated Balance Sheets as of September 30, 2006 and December 31, 2005:

Table 2

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	September 30,	December 31,
	2006	2005
Assets

Cash and cash equivalents	$735,222	$467,451
Marketable securities	171,545	162,475
Accounts receivable, net	264,264	333,832
Inventories	318,166	278,062
Other current assets	133,260	118,610
Property and equipment, net	444,043	436,149
Investments and other assets	91,198	76,051
Product rights, net	561,409	751,808
Goodwill	479,926	455,595
Total assets	$3,199,033	$3,080,033

Liabilities & Stockholders’ Equity

Current liabilities	$349,778	$245,670
Long-term debt	574,078	587,935
Deferred income taxes and other liabilities	104,760	142,187
Stockholders’ equity	2,170,417	2,104,241
Total liabilities & stockholders’ equity	$3,199,033	$3,080,033

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and 2005:

Table 3

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited; in thousands)

	Nine Months Ended September 30,
	2006	2005
		Restated
Cash Flows from Operating Activities:
Net income	$43,995	$118,148
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	158,620	153,696
Loss on impairment	66,981	—
Deferred income tax provision (benefit)	(54,111)	(10,746)
Provision for inventory reserve	18,126	36,607
Restricted stock and stock option compensation	9,731	1,175
Other adjustments to reconcile net income to net cash provided	(7,377)	4,026
Changes in assets and liabilities:
Accounts receivable, net	69,931	(39,189)
Inventories	(53,712)	12,947
Accounts payable and accrued expense	40,445	1,706
Income taxes payable	48,183	(11,444)
Other changes to assets and liabilities	(3,045)	12,555
Total adjustments	293,772	161,333
Net cash provided by operating activities	337,767	279,481
Cash Flows from Investing Activities:
Additions to property, equipment and product right intangibles	(25,908)	(48,834)
Proceeds from sales of marketable securities	3,693	220,083
Acquisition of Sekhsaria	(29,574)	—
Other	(7,209)	(2,518)
Net cash (used in) provided by investing activities	(58,998)	168,731

Cash Flows from Financing Activities:
Redemption of senior unsecured notes	(14,585)	—
Repurchase of common stock	—	(300,000)
Proceeds from stock plans and other	7,928	25,366
Other	(4,341)	(7)
Net cash used in financing activities	(10,998)	(274,641)
Net increase in cash and cash equivalents	267,771	173,571
Cash and cash equivalents at beginning of period	467,451	298,653
Cash and cash equivalents at end of period	$735,222	$472,224